Exhibit 10.3

February 17, 2015
Stan Page
[Address redacted]

Dear Stan:
Quicksilver Resources Inc. (the “Company”) is pleased to offer you a cash retention award of $406,875 in appreciation of your efforts on behalf of the Company and to encourage the highest level of future performance. The retention award will be paid in a lump sum (less applicable taxes and withholdings) on February 27, 2015 (the “Payment Date”); provided that you remain an active, regular full-time employee in good standing of the Company or one of its subsidiaries from the date of this letter agreement through the Payment Date.
In the event that you cease to be an active, regular full-time employee in good standing of the Company or one of its subsidiaries prior to the 18-month anniversary of the Payment Date, you will be required to repay the Company a prorated portion of the cash retention award based on the time that you worked during such period, payable on a gross (before tax) basis unless (a) there has been a Change in Control (as defined in the Company’s Amended and Restated Executive Change in Control Retention Incentive Plan as of the date hereof) on or prior to the date of your termination of employment; or (b) your employment is terminated (i) by the Company or one of its subsidiaries without Cause (as defined below), subject to your execution and non-revocation of a release agreement satisfactory to the Company, (ii) due to disability that renders you unable to perform the essential functions of your job duties, with or without a reasonable accommodation, in compliance with applicable law or (iii) due to your death.
In consideration for your receipt of this retention award, you agree to the cancellation of the remaining cash payments pursuant to retention awards previously granted to you on July 15, 2013 (the “Prior Awards”).
“Cause” means willful or gross misconduct or willful failure by you to perform your employment responsibilities in the best interests of the Company and its subsidiaries (including, without limitation, any fraudulent or criminal activity, breach by you of any provision of any employment, nondisclosure, non-competition or other similar agreement between you and the Company or any of its subsidiaries), as determined by the Compensation Committee of the Board of Directors, which determination will be conclusive. You will be considered to have been discharged for Cause if the Company determines, within 30 days after your termination, that discharge for Cause was warranted.
This letter agreement is the entire agreement between the parties and any amendments or revisions of this agreement must be in writing and signed by both parties. This letter agreement does not constitute an employment agreement and shall not be construed to change the at-will-employment terms under which you are employed.
Please indicate your acceptance of this letter agreement and the cancellation of your Prior Awards by signing the attached duplicate copy of this agreement and returning it to the Human Resources Department in Fort Worth, no later than Friday, February 20, 2015.
Thank you for your loyalty to and efforts on behalf of Quicksilver.
Sincerely,
/s/ Glenn Darden
Glenn Darden
President and Chief Executive Officer

I have read and understand the contents of this retention agreement. I accept the provisions of the agreement as set forth above.

/s/ Stan Page                    2-18-15
Stan Page                     Date